EXHIBIT 99.1



          ICG COMMUNICATIONS, INC.
          161 Inverness Drive West
          Englewood, CO  80112


                                     NEWS RELEASE
                        Contacts:  Scott Chase (303) 414-5353
                              Steve Smith (303) 414-5350


         ICG Communications, Inc. Announces $200 Million Offering of Senior
                         Discount Notes by ICG Services, Inc.


          ENGLEWOOD, Colo., Apr. 20 -- ICG Communications, Inc. ("ICG") (Nasdaq: ICGX), today announced that ICG Services, Inc., a new wholly owned subsidiary of ICG, is offering $200 million of Senior Discount Notes.

          The Senior Discount Notes are ten-year notes maturing in 2008 and will pay no interest in cash for the first five years. The proceeds from the offering will be used by ICG Services, Inc., in order to acquire telecommunications and related equipment and services for the purpose of lease or sale to other subsidiaries of ICG.

          The Senior Discount Notes being offered will not be, and have not been, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

          ICG Communications, Inc., headquartered in Englewood, Colo., is a leading Integrated Communications Provider ("ICP") offering high-quality telecommunications services. ICG has extensive switched fiber-optic networks and offers local, long distance and enhanced telephony and data services in California, Colorado, Ohio and parts of the southeastern United States. ICG Services, Inc., through its subsidiary NETCOM On-Line Communication Services, Inc. ("NETCOM"), provides Internet communication solutions, connectivity and Web site hosting to individuals and to small and medium-sized businesses. Through another of its subsidiaries, ICG Equipment, Inc., ICG Services, Inc. also acquires telecommunications equipment, software and capacity for lease or sale to other subsidiaries of ICG.